Exhibit 5.1

March 20, 2026

ReserveOne Holdings, Inc.

200 Park Avenue, 58th Floor

New York, NY 10166

Re:	ReserveOne Holdings, Inc.
Registration Statement on Form S-4
(File No. 333-291982)

Ladies and Gentlemen:

We have acted as counsel to ReserveOne Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4, as amended (File No. 333-291982) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the Company’s (i) 31,250,000 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 22,712,500 warrants to purchase Class A Common Stock (the “Warrants”) and (iii) 22,712,500 shares of Class A Common Stock underlying Warrants (the “Warrant Shares”), all to be issued pursuant to the Business Combination Agreement, dated July 7, 2025 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, M3-Brigade Acquisition V Corp., a Cayman Islands exempted company (“M3-Brigade”), ReserveOne, Inc., a Delaware corporation (“ReserveOne”), R1 SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“M3-Brigade Merger Sub”), R1 Company Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Company Merger Sub”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) on the date the Mergers (as defined below) are consummated (the “Closing”) and prior to the M3-Brigade Merger (as defined below), M3-Brigade will be de-registered in the Cayman Islands and register by way of continuation to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”), (ii) as a result of the Domestication, (a) each Class A ordinary share of M3-Brigade, par value $0.0001 per share (the “Class A Ordinary Shares”), issued and outstanding immediately prior to the Domestication will convert into one share of Class A-1 common stock of M3-Brigade, par value $0.0001 per share (the “M3-Brigade Class A-1 Common Stock”); (b) each Class B ordinary share of M3-Brigade, par value $0.0001 per share issued and outstanding immediately prior to the Domestication will convert into one share of Class B common stock of M3-Brigade, par value $0.0001 per share (the “M3-Brigade Class B Common Stock”); and (c) each warrant to purchase Class A Ordinary Shares (the “M3-Brigade Warrants”) issued and outstanding immediately prior to the Domestication will convert into a warrant to purchase one share of M3-Brigade Class A-1 Common Stock (the “M3-Brigade Post-Domestication Warrants”), (iii) following the Domestication and immediately prior to the M3-Brigade Merger, each share of M3-Brigade Class B Common Stock will automatically convert into a number of shares of Class A-2 common stock of M3-Brigade, par value $0.0001 per share (the “M3-Brigade Class A-2 Common Stock”) determined in accordance with the then-effective the certificate of incorporation of M3-Brigade, (iv) following the automatic conversion of shares from M3-Brigade Class B Common Stock to M3-Brigade Class A-2 Common Stock, M3-Brigade Merger Sub will merge with and into M3-Brigade, with M3-Brigade continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “M3-Brigade Merger”), in connection with which all of the existing securities of M3-Brigade will be exchanged for rights to receive securities of the Company as follows: (a) each issued and outstanding share of M3-Brigade Class A-1 Common Stock will be automatically canceled and extinguished and converted into and thereafter represent the right to receive one share of Class A Common Stock, (b) each issued and outstanding share of M3-Brigade Class A-2 Common Stock will be automatically canceled and extinguished and converted into and thereafter represent the right to receive one share of share of Class B common stock, par value $0.0001 per share, of the Company, and (c) each issued and outstanding M3-Brigade Post-Domestication Warrant will be automatically converted into one Warrant on substantially the same terms and conditions as the M3-Brigade Warrants; and (v) following the M3-Brigade Merger, Company Merger Sub will merge with and into ReserveOne, with ReserveOne continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Company Merger”, and together with the M3-Brigade Merger, the “Mergers”), pursuant to which, other than dissenting shares, if any, each issued and outstanding share of ReserveOne’s common stock, par value $0.0001 per share (the “ReserveOne Common Stock”) will be automatically cancelled and extinguished and converted into the right to receive a number of shares of Class A Common Stock, following which, all shares of ReserveOne Common Stock will cease to be outstanding and will automatically be canceled and will cease to exist. The Business Combination Agreement and the M3-Brigade Merger are subject to approval from the shareholders of M3-Brigade at an extraordinary general meeting of shareholders (the “Shareholder Approval”).

ReserveOne Holdings, Inc. March 20, 2026 Page 2

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of (i) the Registration Statement, (ii) the Business Combination Agreement, (iii) the form of amended and restated certificate of incorporation of the Company, to be filed with the Delaware Secretary of State in connection with the Closing (the “Certificate of Incorporation”), filed as Exhibit 3.3 to the Registration Statement, (iv) the form of amended and restated bylaws of the Company, to be adopted by the Company in connection with the Closing, filed as Exhibit 3.4 to the Registration Statement, (v) the form of Warrant Agreement (the “Warrant Agreement”) to be entered into by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”) in connection with the Closing, filed as Exhibit 4.5 to the Registration Statement and (vi) such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.

We have also assumed that (i) upon delivery in accordance with the Business Combination Agreement, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company, (ii) the issuance of shares of Common Stock in uncertificated form on request upon original issuance or transfer shall have been duly approved by the Board of Directors of the Company, (iii) the certificates for the Warrants will conform to the warrant certificate thereof attached as an exhibit to the Warrant Agreement, or, if uncertificated, valid book-entry notations for the issuance of the Warrants in uncertificated form will have been made in the warrant register of the Company, (iv) upon issuance of the Warrant Shares upon exercise of the Warrants, valid book-entry notations for the issuance of the Warrant Shares in uncertificated form will have been duly made in the share register of the Company, (v) at the time of execution, countersigning, issuance and delivery of the Warrants, the Warrant Agreement will be a valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms, (vi) at the time of each issuance of Warrant Shares, there will be sufficient shares of Class A Common stock authorized for issuance under the Certificate of Incorporation that have not otherwise been issued or reserved or committed for issuance, and (vii) the exercise price per share of the Warrants is not less than the par value of the Warrant Shares issuable upon exercise thereof. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that:

1.	When (i) the Certificate of Incorporation has been amended and restated to be substantially in the form of the form thereof filed as an exhibit to the Registration Statement and (ii) the Shares have been issued and delivered in accordance with the Business Combination Agreement against payment in full of the consideration payable therefor as contemplated by the Business Combination Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

ReserveOne Holdings, Inc. March 20, 2026 Page 3

2.	When (i) the Warrant Agreement has been duly executed and delivered by the respective parties thereto, (ii) if certificated, the Warrants have been duly executed by the Company and duly countersigned by the Warrant Agent and (iii) the Warrants have been duly delivered and paid for pursuant to the terms of the Business Combination Agreement, the Warrants will be valid and binding obligations of the Company.

3.	When issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”).

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution, and (iv) constitutional bounds on laws that govern the enforceability of choice of law provisions in agreements.

C.	We have assumed that, prior to the Closing, (i) the Registration Statement will have become effective under the Securities Act, (ii) the shareholders of M3-Brigade will have provided the Shareholder Approval, (iii) the sole stockholder of ReserveOne will have approved the Business Combination Agreement, (iv) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the consummation of the transactions contemplated by the Business Combination Agreement, and any and all consents, approvals, authorizations, and actions from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the transactions contemplated by the Business Combination Agreement will have been obtained or performed.

D.	We have assumed that the existing Class A Ordinary Shares were duly authorized for issuance, validly issued, fully paid and non-assessable.

E.	We have assumed that the existing M3-Brigade Warrants were duly authorized for issuance and constitute valid and binding obligations of M3-Brigade.

F.	We have assumed that prior to the issuance of the Shares and the Warrants, the Domestication will have been consummated in accordance with the DGCL.

G.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP